                                                                 Exhibit (b)(6)

                            SHARE EXCHANGE AGREEMENT


                                     BETWEEN

                                   ENTERO B.V.

                                       AND

                               VEDIOR HOLDING B.V.

                                       AND

                                   VEDIOR N.V.









                                MAY * , 2000

CONTENTS

                                                                                                      page
Clause 1            -Exchange right
Clause 2            -Representations, warranties and obligations of Entero, VHBV and VNV                *
Clause 3            -Accelerated exchange                                                               *
Clause 4            -Rights not exclusive; no forfeiture of rights                                      *
Clause 5            -Binding effect and entire agreement; amendment                                     *
Clause 6            -Assignment of rights and obligations                                               *
Clause 7            -Notices; place of residence                                                        *
Clause 8            -Governing law; competent court                                                     *
Clause 9            -Confidentiality                                                                     *


SCHEDULES

Schedule 1          -Stock transfer form
Schedule 2          -Exercise notice put option
Schedule 3          -Exercise option call option

                            SHARE EXCHANGE AGREEMENT


THE UNDERSIGNED:

1. ENTERO B.V., a private company with limited liability under the law of the Netherlands, with corporate seat and office address in Amsterdam, the Netherlands (the "ENTERO"),

2. VEDIOR HOLDING B.V., a private company with limited liability under the law of the Netherlands, with corporate seat and office address in Amsterdam, the Netherlands (the "VHBV"),

3. VEDIOR N.V., a limited liability company under the law of the Netherlands, with corporate seat and office address in Amsterdam, the Netherlands ("VNV"),


WHEREAS:

A. ING Bank Corporate Investments B.V., the sole shareholder of the Lender ("CI"), VNV and VHBV have entered into an agreement in principle, dated April 13, 2000, as amended on the date hereof (the "AIP") pursuant whereto CI has agreed to cause Entero to provide financing in the form of equity and loans to the Borrower and Platform Purchaser Inc., a corporation organised and existing under the laws of the state of Georgia, United States of America ("PLATFORM"), in order to enable Platform to acquire shares of common stock in Acsys, Inc., a company under the laws of the state of Georgia, United States of America ("ACSYS") pursuant to a tender offer dated April 27, 2000 (the "OFFER") and upon the Offer having been consummated, pursuant to the merger of Platform into Acsys in accordance with and subject to the terms and conditions of an agreement and plan of merger, dated as of April 16, 2000 (the "PLAN OF MERGER") to which they each are a party;

B. On the date hereof, (i) Entero has subscribed for ** shares of common stock (the "COMMON SHARES") and ** shares of cumulative preferred stock (the "PREFERRED SHARES") in the share capital of Tiberia B.V., a private company with limited liability under the laws of the Netherlands, with corporate seat and office address in Amsterdam, the Netherlands ("TIBERIA"), each such shares with a par value of Euro 1 ([EURO] 1), (ii) Entero has sold and transferred the Common Shares to VHBV and VHBV has purchased and acquired such shares, and (iii) Entero and VHBV have entered into a shareholders agreement in relation to their shareholdings in Tiberia, all pursuant to and in accordance with the AIP;

C. According to the AIP, the Preferred Shares are exchangeable into depositary receipts to be issued by Stichting Administratiekantoor van gewone aandelen Vedior, a "STICHTING" under the law of the Netherlands, with seat in Amsterdam (the "ADMINISTRATOR"), relating to common shares in the issued share capital of VNV (the "SHARES");

D. In addition to this agreement, Entero N.V., VNV and Tiberia will enter into an exchangeable loan agreement on the date hereof (the "EXCHANGEABLE LOAN AGREEMENT").

DECLARE TO HAVE AGREED AS FOLLOWS:

EXCHANGE RIGHT
CLAUSE 1

1.1 Entero has the right to sell and assign all of the Preferred Shares to VNV in which event VNV shall have the obligation to acquire all or such part of the Preferred Shares at a purchase price payable in depository receipts ("CERTIFICATEN") to be issued by the Administrator for Shares, nominal value NLG 0.05 each (the "RECEIPTS"), at an exchange ratio of one Receipt per each Euro sixteen ([EURO] 16) Exchange Amount (as hereinafter defined) as calculated on the basis of the Preferred Shares so sold and transfered to VNV (the "EXCHANGE PRICE"). Entero can exercise this option at any time by sending a notice in the form of SCHEDULE 2 to VHBV and VNV with copy to the Administrator. It is expressly agreed that Entero is only entitled to exercise this exchange right if simultaneously it or its affiliate exercises the exchange right pursuant to Clause 4.1 of the Exchangeable Loan Agreement.

       A transfer of one or more Preferred Shares to VNV against payment in the form of Receipts, shall constitute a discharge for Entero with respect to its payment of consideration for the Receipts, a discharge for the Adminstrator with respect to its obligation to pay up the Shares and a discharge for VNV in respect of payment of consideration for the transfer of such Preferred Shares.

1.2 If (a) VNV shall (i) split, re-denominate, consolidate or reclassify the Shares, (ii) alter any right attaching to the Shares (including voting, dividend and liquidation distribution rights), (iii) issue, redeem or repurchase Shares or other shares in its share capital against a price which is less than fair market value (other than the granting of options and the issuance of shares pursuant thereto to management and employees in accordance with customary practice), (iv) engage in a legal merger or demerger, (v) distribute dividends or make other distributions on the Shares or other shares in its share capital (other than cash dividends or stock dividends in accordance with customary practice of VNV), or (vi) perform any other act having an effect with respect to the Shares similar to the effect of the acts referred to in (i) to (v), or (b) the Administrator shall take any of the actions mentioned in (i) to and including (vi) with respect to the Receipts (except for cash distributions or issuance of depository receipts in lieu of cash by the Administrator in accordance with customary practice), VNV shall, within one month after such action has been taken, agree with Entero such amendments to this agreement as are necessary to ensure that the economic and legal effect of Entero's exchange right remains unaffected by such act.

1.3 If at any time, the price of the Receipts on AEX-stock exchange (or any successor stock exchange) equals or exceeds Euro twenty ([EURO] 20) for at least sixty (60) consecutive trading days, the Preferred

       Shares must be exchanged into Receipts at the Exchange Price by way of assignment as referred to in clause 1.1.

1.4 During the month of May 2005 (the "EXERCISE PERIOD"), VNV shall have the right to purchase and acquire, and in such event Entero shall sell and transfer to VNV, the Preferred Shares against a consideration equal to their aggregate par value plus any unpaid dividends in relation to previous years during which such Preferred Shares were outstanding, plus any dividends accrued in the year 2005 (the "EXCHANGE AMOUNT"). VNV can exercise this option by sending the notice in the form of SCHEDULE 2 to VHBV and VNV, with a copy to the Administrator.

1.5 If VNV does not exercise the option in accordance with clause 1.4, Entero may during a period of four weeks after the Exercise Period either (i) sell and transfer the Preferred Shares for Receipts in which event VNV must purchase and acquire the Preferred Shares at a purchase price payable in Receipts at an exchange price equal to the average closing price ("SLOTKOERS") of the Receipts on AEX stock exchange (or its successor stock exchange) during the five trading days immediately prior to the day on which Entero exercises this right or (ii) sell, assign and transfer the shares in Acsys pursuant to the stock transfer form attached hereto as SCHEDULE 1, duly and validly executed by Tiberia (the "STOCK TRANSFER FORM") and apply the proceeds first against payment of all amounts due and payable under the Exchangeable Loan Agreement, and distribute the remaining proceeds to Tiberia for distribution on the Preferred Shares and the Common Shares in that order, with due observance of the articles of association of Tiberia.The Stock Transfer Form is to be used exclusively for the sale, assignment and transfer of the shares in Acsys contemplated by this Clause 1.5. By countersigning this agreement Tiberia irrevocably undertakes to take or omit to take any action and to execute any document necessary or desirable to give effect to Clause 1.

1.6 VNV and VHBV hereby each unconditionally and irrevocably undertakes to take or omit to take any action and to execute any document necessary or desirable to give effect to Clause 1.

REPRESENTATIONS, WARRANTIES AND OBLIGATIONS OF ENTERO, VHBV AND VNV
CLAUSE 2

2.1 VHBV and VNV hereby represent and warrant that the following statements are true and correct as of the date hereof and as of each date on which action is to be implemented as contemplated by clause 1:

       (a) Each of VHBV and VNV is a private company with limited liability ("BESLOTEN VENNOOTSCHAP MET BEPERKTE AANSPRAKELIJKHEID") validly incorporated and existing under the law of the Netherlands.VNV is a company with limited liability ("NAAMLOZE VENNOOTSCHAP") validly incorporated and existing under the laws of the Netherlands.

       (b) Each of VHBV and VNV has the corporate power to enter into this agreement, the AIP and the agreements contemplated thereby (hereinafter the "TRANSACTION DOCUMENTS") to which it is a party and to perform its obligations thereunder. VNV also represents that ANT is empowered to issue Receipts on behalf of the Administrator pursuant to a valid power of attorney.

       (c) Each of VHBV and VNV has taken all corporate action to enable it to enter into this agreement and the other Transaction Documents to which it is a party and to ensure that this agreement and any other Transaction Document to which it is a party is legal, valid and binding.

       (d) The execution and delivery of the Transaction Documents by VHBV and VNV do not and will not (i) violate or result in a material violation of any agreement to which VHBV or VNV is a party, (ii) conflict with any constitutive documents of VHBV or VNV or (iii) conflict with any applicable law, regulation or official or judicial order.


2.2 Entero hereby represents and warrants that the following statements are true and correct as of the date hereof and as of each date on which action is to be implemented as contemplated by clause 1:


       (a) Entero is a private company with limited liability ("BESLOTEN VENNOOTSCHAP MET BEPERKTE AANSPRAKELIJKHEID") validly incorporated and existing under the law of the Netherlands.

       (b) Entero has the corporate power to enter into this agreement, the AIP and the agreements contemplated thereby (hereinafter the "TRANSACTION DOCUMENTS") to which it is a party and to perform its obligations thereunder.

       (c) Entero has taken all corporate action to enable it to enter into this agreement and the other Transaction Documents to which it is a party and to ensure that this agreement and any other Transaction Document to which it is a party is legal, valid and binding.

       (d) The execution and delivery of the Transaction Documents by Entero does not and will not (i) violate or result in a material violation of any agreement to which Entero is a party, (ii) conflict with any constitutive documents of Entero or (iii) conflict with any applicable law, regulation or official or judicial order.

ACCELERATED EXCHANGE
CLAUSE 3

3.1. Without prejudice to any of its other rights and obligations, Entero may demand immediate exchange of the Preferred Shares in accordance with this agreement by notifying VHBV and VNV, with a copy to the Administrator, if an "Event of Default" has occurred and is continuing, as defined in the Exchangeable Loan Agreement, such event qualifying as an Event of Default under this agreement, together with

       a. the Administrator failing to issue Receipts as contemplated by this agreement; and

       b. any of the representations and warranties made by VHBV and VNV in this agreement being incorrect, incomplete or misleading when made.

3.2. If an Event of Default or an event which with notice or passage of time would constitute an Event of Default occurs or threatens to occur, VHBV and VNV shall immediately notify Entero thereof.

3.3. VHBV and VNV must compensate Entero for all damage suffered by the latter as a result of the Event of Default occurring or in Entero's reasonable opinion threatening to occur, irrespective of whether the Event of Default can be attributed to VHBV or VNV. The duty to compensate shall also include any reasonable costs made by Entero to prevent the Event of Default, to prevent or limit damage or to enforce its rights under this agreement in or out of court.

RIGHTS NOT EXCLUSIVE; NO FORFEITURE OF RIGHTS
CLAUSE 4

Any entitlement of Entero to any right derived from this agreement shall be without prejudice to any other rights and claims under this agreement and any rights and claims at law. No right of Entero under this agreement or by law shall be affected by a failure to invoke that right or to protest against the VHBV's or VNV's failure to perform an obligation.

BINDING EFFECT AND ENTIRE AGREEMENT; AMENDMENT
CLAUSE 5

5.1. This agreement shall not have any effect until each party has received a copy of this agreement, validly executed by the other party. The preceding sentence shall not apply to clause 7 nor to this clause 5.1.

5.2. If part of this agreement becomes invalid or non-binding, the parties shall remain bound to the remaining part. The parties shall replace the invalid or non-binding part by provisions which are valid and binding and the legal effect of which, given the contents and purpose of this agreement, resembles as much as possible that of the invalid or non-binding part.

5.3. This agreement may not be rescinded in whole or in part. The mistaken party shall bear the risk of any mistake made in creating this agreement.

5.4. This agreement together with the AIP and the other Transaction Documents contains the entire agreement of the parties in relation to its subject matter. Upon execution of this agreement, all previous agreements and arrangements made by the parties in relation to its subject matter other than the AIP and the other Transaction Documents shall end.

5.5. This agreement contains no stipulations for the benefit of a third party which could be invoked by a third party against a party to this agreement.

5.6.   The schedules to this agreement shall form a part thereof.

5.7.   This agreement may only be amended or supplemented in writing.

5.8. Clauses 5.1 up to 5.7 (inclusive) shall apply MUTATIS MUTANDIS to all agreements connected with this agreement, unless the relevant agreement expressly provides otherwise.

ASSIGNMENT OF RIGHTS AND OBLIGATIONS
CLAUSE 6

VNV may not assign or procure the assumption of, as the case may be, rights and obligations under this agreement to or by a third party unless it has obtained the prior written consent of Entero. Entero may give its consent on a conditional basis.
Each of Entero and VHBV may assign its rights and obligations under this agreement only to another entity which forms part of the same group (within the meaning of Section 2:24b of the Dutch Civil Code) but only with or without simultaneous transfer of all of its shares in Tiberia in accordance with the Shareholders Agreement.

NOTICES; PLACE OF RESIDENCE
CLAUSE 7

7.1. Notices and other statements in connection with this agreement may only be given by way of a writ or a letter delivered in person or by a courier against delivery of a receipt or by way of a registered letter with acknowledgement of receipt or a telex with receipt of the correct code of receipt, at the recipient's place of residence as most recently nominated in accordance with clauses 7.2 and 7.3. Each statement must be in the Dutch or English language. A statement which does not comply with this clause 7.1 shall have no effect.

7.2. For all matters relating to this agreement, each party nominates the address referred to below as its place of residence:

       (i)    Entero
              address:                      Bijlmerplein 888 HG 04.06
              PO box:                       1800
              postal code and city:         1000 BV Amsterdam
              country:                      The Netherlands
              for the attention of:         J.P.A.M. Vogels
              telefax:                      **

       (ii)   VHBV
              address:                      Jachthavenweg 112
              PO box:                       75173
              postal code and city:         1070 AD Amsterdam
              country:                      The Netherlands
              for the attention of:         chairman of the managing board
              telefax:                      **

       (iii)  VNV
              address:                      Jachthavenweg 112
              PO box:                       75173
              postal code and city:         1070 AD Amsterdam
              country:                      The Netherlands
              for the attention of:         chairman of the managing board
              telefax:                      **

7.3. A party may nominate a different place of residence from that referred to in clause 7.2 by notifying the other party of that new place. Nominating a place of residence outside the Netherlands shall have no effect.

7.4. Clauses 7.1 to 7.3 (inclusive) shall also apply to all matters relating to agreements which are connected with this agreement, unless the relevant agreement expressly provides otherwise.

GOVERNING LAW; COMPETENT COURT
CLAUSE 9

9.1.   This agreement shall be governed exclusively by Dutch law.

9.2. All disputes arising in connection with this agreement, including disputes concerning the existence and validity thereof, shall be resolved in accordance with the Arbitration Rules of the Netherlands Arbitration Institute ("Nederlands Arbitrage Instituut").

       The arbitral panel shall consist of three members. Each party shall appoint one member within ten (10) business days after the date one of the parties has given written notice to the other party or parties of the fact that in its opinion a dispute exists between two or more of the parties which cannot be resolved through further negotiation.The third member shall be jointly appointed by the members so appointed. In the event a party has not appointed a member in time, such member shall be appointed with due observance of and in accordance with article 14 of the Arbitration Rules of the Netherlands Arbitration Institute. The place of arbitration will be Amsterdam, the Netherlands. It is expressly understood that the foregoing will not preclude the parties from instituting a summary proceeding ("kort geding").

9.3. Clauses 9.1 and 9.2 shall also apply to agreements which are connected with this agreement, unless the relevant agreement expressly provides otherwise.

CLAUSE 10
CONFIDENTIALITY

10.1. Each Party undertakes to the other Party not to disclose the provisions of this Shareholders Agreement unless with the express written consent of the other Party.

10.2. Each Party undertakes not to use or disclose any information - except for information which can be obtained from publicly available sources - relating to the other Party, the Company and their respective Affiliated Parties or their activities or products, including information concerning suppliers and customers and other relationships, ("CONFIDENTIAL INFORMATION"), unless the performance or enforcement of this agreement so requires.

10.3. Each Party undertakes to disclose Confidential Information to a third party under Clause 10.2 only if the third party has committed itself in writing to use or disclose the Confidential Information only in accordance with this clause. Each Party shall store Confidential Information, or procure its storage, in a prudent manner, and shall ensure that no third party obtains knowledge of it in violation of this clause.

10.4. This clause shall not apply to the extent that the Party in question is under an obligation to use or disclose information pursuant to the law, arbitral decision, a binding decision of a court or another government authority or any stock exchange. Where possible, however, the disclosing Party shall consult with the other Party prior to disclosure about the form and contents of the disclosure.

10.5. If the Shareholders Agreement ends the obligations of each Party under this clause shall, however, continue to exist.

IN EVIDENCE WHEREOF:

this agreement was signed and countersigned in quadruplicate in the manner set out below.

1.     By **,
       [[represented by its [managing director][board member] **] [represented by ** pursuant to a [written] power of attorney [evidenced by an extract from the trade register attached to this agreement as SCHEDULE **] [attached to this agreement as SCHEDULE **],] in ** on **

2.     By **,
       [[represented by its [managing director][board member] **] [represented by ** pursuant to a [written] power of attorney [evidenced by an extract from the trade register attached to this agreement as SCHEDULE **] [attached to this agreement as SCHEDULE **],] in ** on **

3.     By **,
       [[represented by its [managing director][board member] **] [represented by ** pursuant to a [written] power of attorney [evidenced by an extract from the trade register attached to this agreement as SCHEDULE **] [attached to this agreement as SCHEDULE **],] in ** on **

4.     By ** [Tiberia]
       [[represented by its [managing director][board member] **] [represented by ** pursuant to a [written] power of attorney [evidenced by an extract from the trade register attached to this agreement as SCHEDULE **] [attached to this agreement as SCHEDULE **],] in ** on **

                                                                     SCHEDULE 1


                               STOCK TRANSFER FORM


                      ASSIGNMENT SEPARATE FROM CERTIFICATE



FOR VALUE RECEIVED, Tiberia B.V. hereby sells, assigns and transfers unto ___________________ Shares of Common Stock, no par value per share, of Acsys Inc., a Georgia corporation, (the "Corporation") standing in the name of Tiberia B.V. on the books of the Corporation, represented by Certificate(s) Number(s) ____ herewith and do hereby irrevocably constitute and appoint any officer of the Corporation as attorney to transfer the said stock on the books of the Corporation with full power of substitution in the premises.


________________________, ____________



Tiberia B.V.




By: ____________________
Name:
Title:

                                                                      SCHEDULE 2

                                                                           draft

                                     NOTICE
                               EXERCISE OF OPTION

Entero B.V.
Bijlmerplein 888 HG 04.06
1102 MG Amsterdam
The Netherlands

Vedior N.V.
[--]

Vedior Holding B.V.
[--]

Stichting Administratiekantoor van gewone aandelen Vedior
[--]

Dear Sirs,

Reference is made to the Share Exchange Agreement between Entero B.V. ("ENTERO"), Vedior Holding B.V. ("VHBV") and Vedior N.V. ("VNV") dated May [--], 2000 (the "SHARE EXCHANGE AGREEMENT"). All defined terms used in this letter shall have the meaning given to such terms in the Share Exchange Agreement.

This is to inform you that the undersigned hereby notifies you of its exercise of the option set forth in Clause 1.1 of the Share Exchange Agreement in respect of all Preferred Shares.

The undersigned hereby requests VHBV, VNV and the Administrator to take all required steps in order to arrange for an issue of -- Receipts to the undersigned on [date] (two business days) including without limitation preparation of a description of assets to be contributed and a statement of contribution required pursuant to the provisions of the Dutch Civil Code (BURGERLIJK WETBOEK).

Sincerely yours

Entero B.V.


By ___________________________
Name:
Title:

                                                                      SCHEDULE 3

                                                                           draft

Entero B.V.
Biljmerplein 888
HG 04.05




Dear Sirs,

Reference is made to the Share Exchange Agreement between Entero B.V. ("ENTERO"), Vedior Holding B.V. ("VHBV") and Vedior N.V. ("VNV") dated May [--], 2000 (the "LOAN AGREEMENT"). All defined terms used in this letter shall have the meaning given to such terms in the Loan Agreement.

The undersigned hereby informs you that the undersigned hereby exercises the option set forth in clause 1.4 of the Loan Agreement.

We will provide you with transfer documents and payment information within two business days following this notice.


Sincerely yours,

Vedior N.V.



By:_______________________
Name: